Exhibit 99

Press Release

Peoples Energy Declares Special Pro Rata Dividend in Preparation for Completing Merger with WPS Resources

CHICAGO--(BUSINESS WIRE)--Jan. 26, 2007--In preparation for the potential closing of the merger of Peoples Energy Corporation (NSYE:PGL) with WPS Resources Corporation prior to the next Peoples Energy common stock dividend record date, and in accordance with the merger agreement, the Board of Directors of Peoples Energy today declared a special pro rata dividend to ensure that its shareholders continue to receive their dividend at the current rate until the closing of the merger.

The board declared a pro rata dividend of $0.00605556 per share per day that will accrue from December 1, 2006, being the date immediately following the prior WPS Resources record date, until and including the day prior to effective date of the merger. This pro rata dividend, which is the daily equivalent of the current quarterly dividend rate of $0.545 per share, will be paid to Peoples Energy shareholders of record at the close of business on the day immediately prior to the effective date of the merger. The effective date of the merger is not currently known, but is expected to occur in the first quarter of 2007. The dividend will be paid as soon as practical following the completion of the merger.

The pro rata dividend declaration is contingent on the completion of the merger prior to the next regularly scheduled dividend record date for Peoples Energy, which is March 22, 2007. Therefore, the pro rata dividend is contingent on the merger being completed on or before March 21, 2007. In the event that the merger has not closed by that date, Peoples Energy shareholders of record on March 22, 2007 will receive the regular quarterly dividend of $0.545 per share, payable on April 13, 2007, and a new pro rata dividend will be declared to ensure that shareholders receive their dividend at the current rate until the merger is completed.

As previously announced, it is intended that the quarterly dividend of the combined company (which will be called Integrys Energy Group, Inc.) will be $0.66 per share, which after taking into consideration the 0.825 exchange ratio of Peoples Energy stock for Integrys stock, will effectively continue the dividend at the current level for Peoples Energy shareholders. The Integrys dividend policy will be evaluated over time as future business needs dictate.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of three primary business segments: Gas Distribution, Oil and Gas Production, and Energy Marketing. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at www.PeoplesEnergy.com.

CONTACT: Peoples Energy Corporation
Media:
Rod Sierra, 312-240-4380
or
Investor Relations:
Doug Ruschau, 312-240-3818

SOURCE: Peoples Energy Corporation